THE COMPANIES ORDINANCE (Chapter 32)

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**Private Company Limited by Shares**

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# MEMORANDUM OF ASSOCIATION

# OF

# MANHING ENTERPRISES LIMITED

（萬興企業有限公司）

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First:— The name of the Company is " MANHING ENTERPRISES LIMITED（萬興企業有限公司）".

Second:— The Registered Office of the Company will be situated in Hong Kong.

Third:— The liability of the Member(s) is limited.

*Fourth:— The capital of the Company is HK$10,000,000.00 divided into 10,000,000 shares of HK$1.00 each with the power for the company to increase or reduce the said capital and to issue any part of its capital, original or increased, with or without preference, priority or special privileges, or subject to any postponement of rights or to any conditions or restrictions and so that, unless the conditions of issue shall otherwise expressly declare, every issue of shares, whether declared to be preference or otherwise, shall be subject to the power hereinbefore contained.

***Note:–** By Ordinary Resolution passed on 6 December 2000, the share capital of the Company was increased from HK$10,000.00 to HK$10,000,000.00 by the creation of 9,990,000 ordinary shares of HK$1.00 each.

We, the several persons, whose names, addresses and descriptions are hereto subscribed, are desirous of being formed into a Company in pursuance of this Memorandum of Association, and we respectively agree to take the number of shares in the capital of the Company set opposite to our respective names :—

| Names, Addresses and Descriptions of Subscribers | Number of Shares taken by each Subscriber |
|---|---|
| *For and on behalf of*<br>**SNATCH PRIZE LIMITED**<br><br>(Sd.) TSE KIN YIP<br>.........................................................<br>TSE KIN YIP, *Director*<br>2-3/F., Friendship Comm. Bldg.,<br>105-107 Hollywood Road, Central,<br>Hong Kong.<br>Corporation | One |
| *For and on behalf of*<br>**BOXING COMPANY LIMITED**<br><br>(Sd.) TSE KIN YIP<br>.........................................................<br>TSE KIN YIP, *Director*<br>2-3/F., Friendship Comm. Bldg.,<br>105-107 Hollywood Road, Central,<br>Hong Kong.<br>Corporation | One |
| Total Number of Shares Taken ..... | Two |

Dated the 8th day of June, 1991.

WITNESS to the above signatures :

(Sd.) CHENG WING CHOY
Manager
2-3/F., Friendship Comm. Bldg.,
105-107 Hollywood Road, Central,
Hong Kong.